EXHIBIT 99.1

       Annapolis Bancorp Announces the Resignation of Director
                            Maria C. Scott;
      Growth of Business Reason for Scott's Departure from Board

    ANNAPOLIS, Md.--(BUSINESS WIRE)--Oct. 15, 2004--Annapolis Bancorp, Inc. (NASDAQ:ANNB) and its subsidiary BankAnnapolis today announced the resignation of Director Maria C. Scott. Scott is stepping down to concentrate fully on her business, Chesapeake Eye Care and Laser Center, which has experienced substantial growth recently.
    "My time on the Board of Directors has been a professional experience I feel honored to have had," Scott said. "BankAnnapolis is a leader in the community banking field, and I feel proud to have been able to contribute over the past two years. I had a wonderful experience on the board and I will continue to be an advocate for the bank in the Annapolis community."
    Scott is the medical director at Chesapeake Eye Care and Laser Center and TLC Laser Eye Centers in Annapolis. She is also an attending physician at Anne Arundel Medical Center and Washington Hospital Center, and a member of the Anne Arundel Chamber of Commerce and the Anne Arundel County and Maryland Medical Societies.
    "While we are saddened that Maria is leaving the board, we recognize the demands that come with being the owner of a growing and successful business," said Chairman and CEO Richard M. Lerner. "Maria is not only an exceptional businesswoman and a gifted surgeon; she is truly a special person with whom it has been a pleasure to be associated. We appreciate her service and the invaluable contribution she has made to the growth and success of BankAnnapolis and Annapolis Bancorp."
    Founded in 1990, BankAnnapolis serves small businesses, professional concerns and individuals through its six community banking offices in Anne Arundel and Queen Anne's Counties. The bank's parent company, Annapolis Bancorp, Inc., experienced the most profitable year in its history in 2003, reporting net income of $1,674,000, up 36.4% from 2002. Total assets at June 30, 2004 were
$267.3 million.

    CONTACT: Annapolis Bancorp, Inc.
             Richard Lerner, 410-224-4455